Exhibit 3.2

FRANKLIN BSP REALTY TRUST, INC.

ARTICLES SUPPLEMENTARY

SERIES F CONVERTIBLE PREFERRED STOCK

FRANKLIN BSP REALTY TRUST, INC., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The charter of the Company (the “Charter”) authorizes the issuance of 50,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Shares”), issuable from time to time in one or more series, and authorizes the Company’s board of directors (the “Board”) to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications, or terms or conditions of redemption of such unissued shares.

SECOND: Under the authority contained in the Charter, the Board, in resolutions adopted at a meeting held on October 4, 2021, has reclassified 50,000,000 shares of authorized but unissued shares of the Company’s common stock, $0.01 par value per share (the “Common Shares”), into additional Preferred Shares, without designation as to class or series. As a result, the Company is authorized to issue 100,000,000 Preferred Shares and 900,000,000 Common Shares.

THIRD: Under the authority contained in the Charter, the Board, in resolutions adopted at a meeting held on October 4, 2021, has classified and designated 40,000,000 Preferred Shares of the Company as Series F Convertible Preferred Stock, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications, and terms and conditions of redemption, which upon any restatement of the Charter, shall be deemed to be part of Article V of the Charter, with any necessary or appropriate changes to the enumeration of sections or subsections hereof. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.

Series F Convertible Preferred Stock

(1) Designation and Number. A series of Preferred Shares, designated as the “Series F Convertible Preferred Stock” (the “Series F Preferred Shares”), is hereby established. The par value of the Series F Preferred Shares is $0.01 per share. The number of authorized Series F Preferred Shares is 40,000,000.

(2) Maturity. The Series F Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

(3) Ranking. The Series F Preferred Shares will, with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation Event”), rank (a) senior to shares of the Company’s common stock, $0.01 par value per share (the “Common Shares”) and any other class or series of equity securities (the “Equity Securities”), now or hereafter issued and outstanding, the terms of which provide that such Equity Securities rank, as to dividend payments and the distribution of assets upon a Liquidation Event, junior to such Series F Preferred Shares (“Junior Equity Securities”), and (b) junior to the Company’s Series A Convertible Preferred Stock, $0.01 par value per share, Series C Convertible Preferred Stock, $0.01 par value per share, Series D Convertible Preferred Stock, $0.01 par value per share and any other Equity Securities now or hereafter issued by the Company and outstanding with terms specifically providing that such Equity Securities rank senior to the Series F Preferred Shares with respect to rights of dividend payments and the distribution of assets upon a Liquidation Event (“Senior Equity Securities”).

(4) Dividends.

(a) Dividends on each outstanding Series F Preferred Share shall be payable, when and as authorized by the Board of Directors out of funds legally available therefore, on the date the Company pays a dividend on its Common Shares (each such day being hereinafter called a “Series F Dividend Payment Date”) at the then applicable Dividend Rate (as defined below). Each dividend is payable to holders of record as they appear on the share records of the Company at 5:00 p.m., New York time, on the record date for each such dividend payment, which shall be the record date for the Common Shares with respect to such dividend payment (each such date, a “Record Date”).

(b) Dividends payable on each Series F Preferred Share on the Series F Dividend Payment Date shall be equal to the dividend paid with respect to a Common Share on such date (the “Dividend Rate”). Dividends shall be paid in the form in which dividends were paid to holders of Common Shares.

(c) If, for any taxable year, the Company elects to designate as a “capital gain dividend” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended) any portion (the “Capital Gains Amount”) of the dividends (as determined for U.S. federal income tax purposes) paid or made available for the year to holders of all classes of the Company’s equity securities (the “Total Dividends”), then, except as otherwise required by applicable law, that portion of the Capital Gains Amount that shall be allocable to the holders of Series F Preferred Shares shall be in proportion to the amount that the total dividends (as determined for U.S. federal income tax purposes) paid or made available to the holders of the Series F Preferred Shares for the year bears to the Total Dividends. Except as otherwise required by applicable law, the Company will make a similar allocation with respect to any undistributed long-term capital gains of the Company which are to be included in its stockholders’ long-term capital gains, based on the allocation of the Capital Gains Amount which would have resulted if such undistributed long-term capital gains had been distributed as “capital gains dividends” by the Company to its stockholders.

(d) As used herein, the term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(5) Liquidation Preference.

(a) In the event of any Liquidation Event, before any payment or distribution of the assets of the Company shall be made to or set apart for the holders of Junior Equity Securities, a holder of Series F Preferred Shares shall receive an amount per share equal to $2.00 per share.

(b) Upon any Liquidation Event, after payment shall have been made in full to the holders of the Series F Preferred Shares, as provided in paragraph 5(a) above, any series or class or classes of Junior Equity Securities shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series F Preferred Shares shall not be entitled to share therein.

(c) Notice of any Liquidation Event, stating the payment or conversion date or dates when, and the place or places where the amounts distributable in such circumstances shall be payable or converted, shall be given not less than thirty (30) nor more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series F Preferred Shares at the respective addresses of such holders as the same shall appear on the share transfer records of the Company.

(d) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Company or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Company were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series F Preferred Stock shall not be added to the Company’s total liabilities.

(6) Redemption. The Series F Preferred Shares are not redeemable.

(7) Conversion. The Series F Preferred Shares are not convertible into or exchangeable for any other property or securities of Company, except as provided in this paragraph (7).

(a) Mandatory Conversion. Each Series F Preferred Share (or fractional share) shall automatically and without any action on the part of the holder thereof convert into one Common Share (or equivalent fractional share, as applicable) (subject to adjustment as contemplated in Section 7(c) below, the “Conversion Rate”) upon the earlier of (i) the six-month anniversary of the listing of the Common Shares for trading on a national securities exchange, (ii) the date approved as the conversion date by the Board following a termination of the Agreement and Plan of Merger, dated as of July 25, 2021, by and among the Company, Rodeo Sub I, LLC, Capstead Mortgage Corporation and Benefit Street Partners L.L.C., (iii) three business days prior to a Liquidation Event in the event that the Board determines (which determination shall be conclusive) that the liquidating distribution per share in respect of such converted Series F Preferred Share (or fractional share) would be in an amount in excess of $2.00 per share, or (iv) immediately prior to the effective time of a Company Change of Control, provided that the consideration per share payable in connection with such Company Change of Control in respect of such converted Series F Preferred Share (or fractional share) is an amount in excess of $2.00. A “Company Change of Control” shall be deemed to have occurred at such time after the effective date of these Articles Supplementary when the following has occurred and is continuing: the sale of all or substantially all of the business or assets of the Company (by sale, merger, consolidation or otherwise), or the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of securities of the Company entitling the acquiring person to exercise more than fifty percent (50%) of the total economic interests or total voting power of all securities of beneficial interest of the Company entitled to vote generally (except that such acquiring person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

(b) Miscellaneous.

(i) Any conversion pursuant to this Section 7 shall be subject to and effected in compliance with all U.S. federal and state laws and applicable stock exchange rules.

(ii) The Company will issue all Common Shares or other securities issuable upon conversion in uncertificated book entry-form no later than the fourth Business Day following the conversion date. Notwithstanding the foregoing, the persons entitled to receive any Common Shares or other securities upon conversion will be deemed to have become the holders of record thereof as of the conversion date.

(iii) The Company will at all times reserve and keep available out of its authorized and unissued Common Shares, solely for issuance upon the conversion of shares of Series F Preferred Shares as provided herein, free from any preemptive or other similar rights, such number of Common Shares as shall from time to time be issuable upon the conversion of all the shares of Series F Preferred Shares then outstanding.

(c) Anti-Dilution.

(i) If the Company shall, at any time or from time to time after the effective date of these Articles Supplementary while any Series F Preferred Shares are outstanding, subdivide, combine, reclassify, or split its outstanding Common Shares into a greater or lesser number of Common Shares, the Conversion Rate in effect immediately prior to the opening of business on the day following the day upon which such subdivision, combination, reclassification or split becomes effective shall be adjusted by multiplying such Conversion Rate by a fraction:

(A) the numerator of which shall be the number of Common Shares outstanding immediately prior to the opening of business on the day following the day such subdivision, combination, reclassification or split becomes effective; and

(B) the denominator of which shall be the number of Common Shares outstanding immediately prior to the opening of business on the day that such subdivision, combination, reclassification or split becomes effective.

An adjustment made pursuant to this Section 7(c)(i) shall become effective immediately prior to the opening of business on the day following the day upon which such subdivision, reclassification, split or combination becomes effective.

(8) Voting Rights.

(a) So long as Series F Preferred Shares are outstanding, the affirmative vote of holders entitled to cast two-thirds (2/3) of the votes entitled to be cast by holders of outstanding Series F Preferred Shares shall be necessary to approve any amendment, alteration or repeal of any provisions of the Company’s Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege, voting power, conversion right, qualification and terms and conditions of redemption of the Series F Preferred Shares, provided, however, that the classification or issuance of any shares of any class or series of Equity Securities, including without limitation Senior Equity Securities, shall not be deemed to adversely affect the rights, preferences, conversion and other rights, voting powers, restrictions, qualifications and terms and conditions of redemption of the Series F Preferred Shares. In any matter in which the holders of Series F Preferred Shares are entitled to vote, each such holder shall have the right to one vote for each Series F Preferred Share held by such holder.

(b) Each Series F Preferred Share shall entitle the holder thereof on the applicable record date to vote together with the holders of Common Shares as a single class on all matters submitted to a vote of the holders of Common Shares, whether at a meeting of stockholders or by written consent. Each Series F Preferred Share will be entitled to a number of votes equal to the Conversion Rate (rounded down to the nearest whole number of Common Shares). The holders of Series F Preferred Shares shall be entitled to receive notice of all annual or special meetings of the stockholders of the Company in the same manner in which the holders of Common Shares are entitled to such notice.

(9) Other Limitations; Ownership and Transfer. The Series F Preferred Shares constitute Preferred Shares of the Company and are governed by and issued subject to all the limitations, terms and conditions of the Charter applicable to Preferred Shares generally, including but not limited to the terms and conditions (including exceptions and exemptions) of Article V of the Charter applicable to Preferred Shares. The foregoing sentence shall not be construed to limit the applicability to the Series F Preferred Shares of any other term or provision of the Charter.

(10) Record Holders. The Company and the transfer agent for the Series F Preferred Shares may deem and treat the record holder of any Series F Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Company nor the transfer agent shall be affected by any notice to the contrary.

(11) Miscellaneous.

(a) Preemptive and Appraisal Rights. The Series F Preferred Shares are subject to Section 5.12 of the Charter.

(b) Tax Withholding. The Company may withhold from or pay on behalf of or with respect to each holder of Series F Preferred Shares any amount of U.S. federal, state, local, or foreign taxes that the Company reasonably determines that it was or is required to withhold or pay with respect to any cash or property distributable, allocable or otherwise transferred to such holder pursuant to these Articles Supplementary, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to Section 1441, 1442, or 1445 of the Internal Revenue Code of 1986, as amended.

(c) Status of Reacquired or Converted Series F Preferred Shares. Any Series F Preferred Shares that shall at any time have been repurchased, redeemed, reacquired or converted shall, after such repurchase, redemption, reacquisition or conversion, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board.

(d) Severability. If any term of the Series F Preferred Shares is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other terms of the Series F Preferred Shares which can be given effect without the invalid, unlawful or unenforceable term shall remain in full force and effect and shall not be deemed dependent upon any other such term unless so expressed herein.

(e) Terms of the Series F Preferred Shares. All references to the “terms” of the Series F Preferred Shares (and all similar references) shall include all of the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends and other distributions, qualifications and other terms and provisions set forth in paragraphs (1) through (10), inclusive, hereof.

(f) Notices. All notices required to be provided by the Company shall be given by email or by first class mail, postage pre-paid. Any notices required to be provided by any shareholder may be given by email or by first class mail, postage prepaid.

FOURTH: The Series F Preferred Shares have been classified and designated by the Board pursuant to the powers of the Board as contained in the Charter. These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FIFTH: These Articles Supplementary shall become effective at 10:00 a.m. Eastern Time on October 12, 2021.

SIXTH: The undersigned Chief Financial Officer and Treasurer of the Company acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Financial Officer and Treasurer of the Company acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer and Treasurer and attested to by its Secretary on this 6th day of October, 2021.

FRANKLIN BSP REALTY TRUST, INC.

By:	/s/ Jerome S. Baglien
	Name:	Jerome S. Baglien
	Title:	Chief Financial Officer and Treasurer

ATTEST:

By:	/s/ Micah Goodman
	Name:	Micah Goodman
	Title:	Secretary